Kayne Anderson Energy Development Company Declares Quarterly Dividend of $0.32 Cents per Share

HOUSTON, TX -- 04/09/2007 -- (NYSE: KED) Kayne Anderson Energy Development Company (the "Company") declared its quarterly dividend of $0.32 per share for the period December 1, 2006 to February 28, 2007. This represents an annual dividend yield of 5.1% based on the initial offering price of $25.00 and the Company's closing stock price of $25.01 per share on April 5, 2007. This dividend represents an increase of $0.10 cents compared to the first dividend of $0.22 per share and an increase of $0.04 cents compared to the quarterly dividend rate of $0.28 per share for the period ended November 30, 2006.

The dividend is based on the results of operations for the three month period ended February 28, 2007, which only includes the partial impact of certain investments made during the period, as well as the interest income on repurchase agreements (remaining initial proceeds) not yet invested. Such results also include net realized gains, after accrual of the incentive management fee, of $0.7 million.

As of February 28, 2007, the Company had invested approximately $72 million in publicly traded MLPs and MLP affiliates, $48 million in a private MLP, $66 million in fixed income securities, and $62 million in repurchase agreements, with average yields of 5.7%, 8.5%, 13.4% and 5.2%, respectively. It is expected that the average portfolio yield will increase as the Company continues to invest the remaining proceeds of its initial public offering.

It is anticipated that a portion of this dividend will be treated as a return of capital. The final determination of the amount will be made in early 2008. The dividend will be payable on April 26, 2007 to shareholders of record on April 18, 2007, with an ex-dividend date of April 16, 2007.

The Company is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Company's investment objective is to generate both current income and capital appreciation primarily through equity and debt investments. The Company will seek to achieve this objective by investing at least 80% of its net assets together with the proceeds of any borrowings (its "total assets") in securities of companies that derive the majority of their revenue from activities in the energy industry, including: (a) Midstream Energy Companies, which are businesses that operate assets used to gather, transport, process, treat, terminal and store natural gas, natural gas liquids, propane, crude oil or refined petroleum products; (b) Upstream Energy Companies, which are businesses engaged in the exploration, extraction and production of natural resources, including natural gas, natural gas liquids and crude oil, from onshore and offshore geological reservoirs; and (c) Other Energy Companies, which are businesses engaged in owning, leasing, managing, producing, processing and sale of coal and coal reserves; the marine transportation of crude oil, refined petroleum products, liquefied natural gas, as well as other energy-related natural resources using tank vessels and bulk carriers; and refining, marketing and distributing refined energy products, such as motor gasoline and propane to retail customers and industrial end-users.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains statements, estimates or projections that may constitute "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ from the company's historical experience and its present expectations or projections. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements. There is no assurance that the Company's investment objectives will be attained.

Contacts:

KA Fund Advisors, LLC
http://www.kaynecapital.com/
David Shladovsky
800-231-7414

or

Kayne Anderson Energy Development Company
http://www.kaynebdc.com/
(888) 533-1232